RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into as of May 1, 2006, between Joy Global Inc. (the “Company”) and Edward L. Doheny II (the “Employee”). In consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and the Employee agree as follows:

Subject to the provisions of this Agreement and the provisions of the Joy Global Inc. 2003 Stock Incentive Plan (as amended from time to time, the “Plan”), the Company hereby grants to the Employee 5,000 restricted stock units (the “Restricted Stock Units”) as of May 1, 2006 (the “Grant Date”). This grant constitutes an “other stock-based award” under Section 8 of the Plan. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan.

1.            Vesting. Subject to the provisions of Paragraph 5(a) of this Agreement, the Restricted Stock Units will vest, become non-forfeitable and be settled as follows: one-third on May 1, 2009 (with fractional units rounded up to the next whole unit); one-third on May 1, 2010 (with fractional units rounded up to the next whole unit); and the remainder on May 1, 2011 (each such date, an “Original Settlement Date” with respect to the applicable units).

2.            Restriction Period. The Restriction Period with respect each Restricted Stock Unit is the time between the Grant Date and the date such Restricted Stock Unit vests.

3.            No Shareholder Rights Before Settlement. The Employee shall not be entitled to any rights or privileges of ownership of shares of Common Stock with respect to any Restricted Stock Unit unless and until a share of Common Stock is actually delivered to the Employee in settlement of such Restricted Stock Unit pursuant to this Agreement.

4.            Dividends. On each payment date with respect to any dividend or distribution to holders of Common Stock with a record date occurring during a Restriction Period, the Employee will be credited with additional Restricted Stock Units (rounded to the nearest whole unit) having a value equal to the amount of the dividend or distribution that would have been payable with respect to the unvested Restricted Stock Units if they had been actual shares of Common Stock on such record date, based on the Fair Market Value of a share of Common Stock on the applicable payment date. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as further dividends or distributions are declared, and all such additional Restricted Stock Units shall be subject to the same restrictions and conditions as the Restricted Stock Units with respect to which they were credited.

5.        Forfeiture and Settlement of Units.

(a)

If the Employee incurs a Termination of Employment for any reason, any Restricted Stock Units that had not become non-forfeitable prior to the date of such Termination of Employment shall be forfeited; provided, however, that if such Termination of Employment is by reason of the Employee’s death or disability, the Restricted Stock Units shall become non-forfeitable and will be settled as soon as practicable after the date of such Termination of Employment; and provided further that if such Termination of Employment is due to Retirement, the Committee shall have the discretion to determine as of the date of such Retirement that any Restricted Stock Units that had not become non-forfeitable prior to the date of such Termination of Employment due to Retirement shall continue to vest, become non-forfeitable and be settled in accordance with the schedule in Paragraph 1 of this Agreement. If, in the event of the Employee’s death, the Employee fails to designate a beneficiary, or if the designated beneficiary of the Employee dies before the Employee dies or before the complete payment of the amounts payable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Employee and the beneficiary.

(b)

Unless earlier forfeited or settled pursuant to Paragraph 5(a) of this Agreement, each Restricted Stock Unit shall be settled at the end of the Restriction Period applicable to such Restricted Stock Unit. Each Restricted Stock Unit settled pursuant to this Paragraph 5 shall be settled by delivery of one share of Common Stock. Any fractional Restricted Stock Units shall be rounded to the nearest whole number.

6.            Change in Control and Corporate Events. Notwithstanding any other provision of this Agreement, in the event of a Change in Control (unless such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder), all outstanding Restricted Stock Units held by the Employee on the effective date of the Change in Control, whether or not then vested, shall be settled as soon as practicable after the Change in Control by payment to the Employee of an amount in cash equal to the Fair Market Value of a share of Common Stock on the date of the Change in Control times the number of such Restricted Stock Units. In the event of any change of capitalization or other event described in Section 3.c. of the Plan, the Restricted Stock Units shall be adjusted pursuant to the terms of such Section 3.c.

7.            Nontransferability. Restricted Stock Units granted under this Agreement are not transferable by the Employee, whether voluntarily or involuntarily, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Restricted Stock Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Restricted Stock Units, shall be void.

8.            Administration. This Agreement and the rights of the Employee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Employee.

9.            Taxes and Withholdings. No later than the applicable date of settlement of the Restricted Stock Units, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes, and any non-U.S. taxes applicable to the Employee, of any kind required by law to be withheld upon the settlement of such Restricted Stock Units, and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind due to the Employee federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon the settlement of such Restricted Stock Units.

10.	Confidential Information; Noncompetition; Nonsolicitation.

(a)

The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that the Employee obtains during the Employee’s employment by the Company or any of its Affiliates and that (i) is not public knowledge or (ii) became public knowledge as a result of the Employee’s violation of this Paragraph 10(a) (“Confidential Information”). The Employee acknowledges that the Confidential Information is highly sensitive and proprietary and includes, without limitation: product design information, product specifications and tolerances, manufacturing processes and methods, information regarding new product or new feature development, information regarding how to satisfy particular customer needs, expectations and applications, information regarding strategic or tactical planning, information regarding pending or planned competitive bids, information regarding costs, margins, and methods of estimating, and information regarding key employees. The Employee shall not communicate, divulge or disseminate Confidential Information at any time during or after the Employee’s employment by the Company or any of its Affiliates, except with the prior written consent of the Company or as otherwise required by law or legal process. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company or any of its Affiliates are acknowledged to be the property of the Company or the applicable Affiliate(s) and shall not be duplicated, removed from the possession or premises of the Company or such Affiliate(s) or made use of other than in pursuit of the business of the Company and its Affiliates or as may otherwise be required by law or any legal process, and, upon Termination of Employment for any reason, Employee shall deliver to the Company (or the applicable Affiliate, if the Employee is employed outside the United States), without further demand, all such items and any copies thereof which are then in his or her possession or under his or her control. Nothing in this Agreement is intended to limit the Company's or its Affiliates' rights with respect to trade secrets.

(b)

The Employee acknowledges that his or her employment may place him or her in a position of contact and trust with customers of the Company or its Affiliates, and that in the course of employment the Employee may be given access to and asked to maintain and develop relationships with such customers. The Employee acknowledges that such relationships are of substantial value to the Company and its Affiliates and that it is reasonable for the Company to seek to prevent Employee from giving competitors unfair access to such relationships.

(c)

For a two year period beginning on the Termination of Employment date, the Employee will not, except upon prior written permission signed by the President or an Executive Vice President of the Company, consult with or advise or, directly or indirectly, as owner, partner, officer or employee, engage in business with (1) any of the companies set forth on Exhibit 1 or any of their successors or assigns or (2) any corporation or entity (A) controlled by, controlling or under common control with any such company and (B) engaged, directly or indirectly, in a business that competes with any business conducted by the Company or any of its subsidiaries. Exhibit 1 is attached to and forms a part of this Agreement. Notwithstanding the foregoing, the Employee may make and retain investments in not more than three percent of the equity of any such company if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(d)

For a two-year period beginning on the Termination of Employment date, the Employee will not, directly or indirectly (i) employ or solicit for employment on behalf of any organization other than the Company or one of its Affiliates any person (other than any personal assistant hired to work directly for the Employee) employed by the Company or any of its Affiliates (or any person who was so employed at any time during the preceding three months) or (ii) be involved in any way, on behalf of any organization other than the Company or one of its Affiliates, in the hiring process of any person (other than any personal assistant hired to work directly for the Employee) known by the Employee (after reasonable inquiry) to be employed by the Company or any of its Affiliates at such time (or any person who was so employed at any time during the preceding three months).

(e)

In the event of a breach of the Employee’s covenants under this Paragraph 10, the Restricted Stock Units shall immediately be forfeited as of the date of such breach. The Employee acknowledges and agrees that such forfeiture is not expected to adequately compensate the Company and its Affiliates for any such breach and that such forfeiture shall not substitute for or adversely affect the remedies to which the Company or any of its Affiliates is entitled under Paragraph 10(f) or at law.

(f)

In the event of a breach of the Employee’s covenants under this Paragraph 10, it is understood and agreed that the Company and any Affiliate(s) that employed the Employee shall be entitled to injunctive relief, as well as any other legal or equitable remedies. The Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee in Paragraphs 10(a), (b), (c) and (d) of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company and any Affiliate(s) that employed the Employee shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company or its Affiliates may have.

(g)

The Company and the Employee hereby irrevocably submit to the exclusive jurisdiction of the courts of Wisconsin and the Federal courts of the United States of America, located in Milwaukee, Wisconsin, in respect of all disputes involving Confidential Information, trade secrets or the violation of the provisions of this Paragraph 10 and the interpretation and enforcement of this Paragraph 10, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to such matters shall be in such a court, (ii) all claims with respect to any such matters shall be heard and determined exclusively in such court, (iii) such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to any suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 10.

11.	Mandatory Deferral of Settlement When Section 162(m) Limits Apply.

(a)

The settlement (but not the vesting) of Restricted Stock Units scheduled to settle on a specified Original Settlement Date pursuant to Paragraph 1 shall be deferred automatically if, but only if, both of the following are true as to the Employee:

(1)	the Employee is a “covered employee” for purposes of Section 162(m) of the Code for the Company’s taxable year that includes such Original Settlement Date (the “OSD Taxable Year”); and

(2)

the Employee’s total “compensation” (excluding compensation treated as performance-based under Section 162(m)) that the Company and its subsidiaries could otherwise deduct, including the compensation value of the Restricted Stock Units scheduled to settle within such taxable year, is expected to exceed $1,000,000 for such OSD Taxable Year.

(b)	In the event that a mandatory deferral applies under the terms of Paragraph 11(a), the following provisions shall apply to such deferral:

(1)

The number of shares of Common Stock that will be distributed to the Employee on the applicable Original Settlement Date will be only such number as would not cause the Employee’s “compensation” for Section 162(m) purposes (excluding compensation treated as performance-based) to exceed $1,000,000 for the applicable OSD Taxable Year (which shall be zero shares of Common Stock if such compensation is otherwise over $1,000,000 without taking into account the Restricted Stock Units scheduled to settle on such Original Settlement Date);

(2)

Any Restricted Stock Units deferred under this Paragraph 11 and not settled on the applicable Original Settlement Date will be credited to the Employee in the form of fully vested deferred stock units (the “Deferred Stock Units”);

(3)

For any Deferred Stock Units credited to the Employee, on each dividend payment date with respect to any dividend paid or other distribution made to holders of shares of Common Stock, the Employee will be credited with additional Deferred Stock Units (rounded to the nearest whole unit) having a Fair Market Value (as defined in the Plan) equal to the amount of the dividend (or, in the case of a non-cash distribution, the fair market value of the property distributed) that would have been payable to the Employee on such dividend payment date if such Deferred Stock Units had been treated as outstanding shares of Common Stock on the applicable record date;

(4)

All Deferred Stock Units credited to the Employee under this Paragraph 11 will be paid (in Common Stock or in cash based on the Fair Market Value of the Common Stock as of the date immediately prior to the date of payment, at the election of the Human Resources and Nominating Committee of the Company’s board of directors) upon the earlier of (i) the earliest date upon which the Company reasonably anticipates that the Company’s deduction of the payment of such Deferred Stock Units will not be limited or eliminated by the application of Section 162(m) of the Code and (ii) if the Employee experiences a “separation from service” with the Company (as provided for under Section 409A of the Code and the regulations thereunder), as soon as practicable following such separation from service in the calendar year of such separation from service; provided that, with respect to subclause (ii), in the event that the Employee is considered a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder) at the time of his “separation from service”, such payment will take place on the date that is six months and one day after the Employee’s “separation from service” if such delay is required in order to comply with Section 409A of the Code and the regulations thereunder; and

(5)

In the event of a Change in Control (unless such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder), all Deferred Stock Units credited to the Employee and not already paid under Paragraph 11(b)(4) above shall be promptly paid to the Employee in cash. For the purposes of a payment under this Paragraph 11(b)(5), the value of each Deferred Stock Unit shall be equal to the Fair Market Value of a share of Common Stock as of the date of the Change in Control.

(c)

The Company’s determination that the Employee meets the requirements for a mandatory deferral under this Paragraph 11, and its determination of the number of shares that may be distributed to the Employee under Paragraph 11(b)(1) above, shall be conclusive and binding on the Employee in the absence of bad faith or manifest error.

12.          Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Edward L. Doheny II

16705 Yardarm Lane

Cornelius, North Carolina 28031

If to the Company:

Joy Global Inc.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, WI 53202

Attention: Corporate Secretary

Facsimile:	414-319-8520

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 12. Notice and communications shall be effective when actually received by the addressee.

13.          Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Employee pursuant to Paragraph 7.

14.          Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to contracts executed in and performed wholly within the State of Delaware, without reference to principles of conflict of laws.

15.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.          Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

17.          Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

18.          Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19.          Section 409A of the Code. If any distribution or settlement of a Restricted Stock Unit or Deferred Stock Unit pursuant to the terms of this Agreement or the Plan would subject the Employee to tax under Section 409A of the Code, the Company shall modify this Agreement and/or the Plan (in each case, without the consent of the Employee) in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to the Employee.

20.          Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

21.	Miscellaneous.

(a)

This Agreement shall not confer upon the Employee any right to continue as an employee of the Company or its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or its Affiliates to terminate the employment of the Employee at any time.

(b)	This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

JOY GLOBAL INC.

Oren B. Azar

Secretary and Associate General Counsel

EMPLOYEE:

By:

Edward L. Doheny II

EXHIBIT 1

COMPANIES

This Exhibit forms a part of the Restricted Stock Unit Award Agreement, entered into as of May 1, 2006, between Joy Global Inc. and Edward L. Doheny II.

1.	Bucyrus International, Inc.
2.	DBT Deutsche Bergbau-Technik GmbH
3.	Drives and Controls Services (DCS)
4.	Eickhoff Corporation
5.	Flanders Electric Motor Service
6.	Fletcher International or Fletcher Asset Management
7.	Hofmann Engineering Pty. Ltd.
8.	Hydramatic Engineering Pty. Ltd.
9.	L&H Industrial Inc.
10.	Longwall Associates, Inc.
11.	Oldenburg Group Inc.
12.	Stamler Corporation
13.	Voest-Alpine Bergtechnik